                                                                   EXHIBIT 10.22

                            JOINT VENTURE AGREEMENT


                        DATED AS OF NOVEMBER 30, 1995

                      [*Confidential Treatment Requested]

                               TABLE OF CONTENTS

                                                                            PAGE
1.   Definitions.                                                              1
      1.1   "Affiliate".....................................................   1
      1.2   "Board of Managers" or "Board"..................................   1
      1.3   "Diagnostic Field"..............................................   1
      1.4   "Voting Interest"...............................................   1
      1.5   "Person"........................................................   2
      1.6   "MSD Products"..................................................   2
      1.7   "MST/MSD License"...............................................   2
      1.8   "Licensed Technology"...........................................   2
      1.9   "Member" or "Members"...........................................   2
     1.10   "Net Sales".....................................................   2
     1.11   "Research Technologies".........................................   2
     1.12   "ECL Improvements"..............................................   2
     1.13   "MSD Improvements"..............................................   2
     1.14   "Scientific Advisory Board".....................................   3

2.   Organization and Capitalization of MSD.................................   3
     2.1   LLC Agreement: Certificate of Formation..........................   3
     2.2   Board of Managers................................................   3
     2.3   Technology Contributions.........................................   4
     2.4   IGEN Financing...................................................   4
     2.5   Additional Funding If Product Developed..........................   5
     2.6   Distributions....................................................   5
     2.7   Restrictions on MSD..............................................   6
     2.8   Budget...........................................................   6

3.   Operation of MSD.......................................................   6
      3.1   Business of the Joint Venture...................................   6
      3.2   Place of Business...............................................   7
      3.3   Operating Plan..................................................   7
      3.4   Fiscal Year.....................................................   7
      3.5   Facilities......................................................   7
      3.7   Other Services and Support......................................   8
      3.8   Distribution....................................................   9
      3.9   Publication Control.............................................   9
     3.10   Intellectual Exchange...........................................   9
     3.11   Employment of Wohlstadter.......................................   9

4.   Future Developments: Competition: Licenses.............................  10
     4.1   Exclusive Vehicle................................................  10
     4.2   IGEN Developments................................................  11

                                      i.
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                               TABLE OF CONTENTS
                                  (continued)
                                                                           PAGE

     4.3   MSD Developments.................................................  11
     4.4   Right of Negotiation.............................................  11

5.   Confidentiality........................................................  11
     5.1   Confidential Information.........................................  11
     5.2   Term of Confidentiality..........................................  12
     5.3   Use of Confidential Information..................................  12
     5.4   Exceptions.......................................................  12
     5.5   MST Publication Rights...........................................  12

6.   Rights and Obligations Regarding MSD Membership Interests..............  13
     6.1   Restriction on Resale............................................  13

7.   Dispute Resolution.....................................................  13
     7.1   Business Decisions and Disagreements.............................  13
     7.2   Disputes concerning Contractual Obligations......................  13

8.   Term and Termination...................................................  14
     8.1   Term.............................................................  14
     8.2   Extension of Term................................................  14
     8.3   Termination by Agreement.........................................  14
     8.4   Termination for Breach...........................................  14
     8.5   Consequences of Termination......................................  14

9.   Representations........................................................  15
     9.1   Authorization....................................................  15
     9.2   No Breach........................................................  15

10.  Miscellaneous Provisions...............................................  16

                                      ii.

                            JOINT VENTURE AGREEMENT


     The parties to this Agreement dated as of November 30, 1995 are MESO SCALE DIAGNOSTICS, LLC. ("MSD"), a Delaware limited liability company, MESO SCALE TECHNOLOGIES, LLC. ("MST"), a Delaware limited liability company, and IGEN, INC. ("IGEN"), a California corporation.

                                    RECITALS

     MST and IGEN have jointly prepared a Research Outline for a program of research and development (the "Research Program") to be conducted by MSD. The Research Outline is attached hereto as Exhibit A. IGEN and MST have caused MSD to be organized for the purpose of conducting this research and development and, if successful, developing, manufacturing, marketing and selling products, processes and services based thereon. MST wishes to license MSD to develop and sell commercial products and services based on technology for certain applications. IGEN wishes to provide initial financing and facilities to MSD, and provide the services of certain personnel. The parties are entering into this Joint Venture Agreement to set forth their respective rights and obligations in this endeavor.

1.   DEFINITIONS.

     As used in this Agreement, the following terms shall have the meanings defined below:

     1.1 "AFFILIATE" shall mean, with respect to any Person, any Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this definition, "control" when used with respect to any Person means the possession, direct or indirect, of the power to direct, or cause the direction of, the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     1.2 "BOARD OF MANAGERS" or "BOARD" shall mean the Board of Managers of MSD.

     1.3 "DIAGNOSTIC FIELD" shall mean all diagnostic devices and procedures for the quantification or detection of predetermined or known analytes, including, without limitation, immunoassays and procedures utilizing nucleic acid probes, for human clinical research, environmental, agricultural, veterinary, food testing, industrial and similar purposes, but excluding any territories, segments, devices, procedures or applications to the extent, and so

                                      1.

long as, IGEN has exclusively granted licenses to third parties under technology owned by or licensed to IGEN in any such territory, segment, device, procedure or application.

     1.4 "VOTING INTEREST" shall mean any interests in MSD that entitle the holder thereof to vote as a Member of MSD, and any security convertible into or exchangeable therefor.

     1.5 "PERSON" shall mean any individual, decedent's estate, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     1.6 "MSD PRODUCTS" shall mean any products containing or utilizing any MSD Improvements or ECL Improvements developed by MSD.

     1.7 "MST/MSD LICENSE" shall mean the license agreement attached hereto as Exhibit D.

     1.8 "LICENSED TECHNOLOGY" shall mean the technology licensed to MSD pursuant to the MST/MSD License.

     1.9 "MEMBER" or "MEMBERS" shall mean each of the parties of this Agreement, or the parties as a group, other than MSD.

     1.10 "NET SALES" shall mean, for any period, the invoiced sales price charged for all MSD Products commercially sold by IGEN in such period, less (i) trade, cash and quantity discounts or rebates actually taken or allowed; (ii) credits or allowances given or made for rejected, damaged or returned goods,
(iii) uncollectible amounts on MSD Products previously sold, (iv) retroactive price reductions and (v) any freight or insurance charges billed to the customer.

     1.11 "RESEARCH TECHNOLOGIES" shall mean (i) [ * ] methods, including, without limitation, the [ * ] described in the United States Patent application entitled [ * ] serial no. [ * ] (including all divisions, continuations and continuations-in-part thereto), and [ * ] (ii) [ * ] and [ * ] the [ * ] and/or [ * ] (e.g., through [ * ] and [ * ] and [ * ] (e.g., through [ * ] and [ * ] and (iii) [ * ] (e.g., [ * ] "Research Technologies" specifically include, but are not limited to, [ * ] (e.g., [ * ] and/or [ * ] and [ * ] with [ * ] and/or [ * ] as well as the use of [ * ] and/or [ * ] of an [ * ] in the [ * ] (e.g., [ * ]
                                      2.

                                                      [* Confidential treatment]

     1.12 "ECL IMPROVEMENTS" shall mean electrochemiluminescent labels, general electro-chemical techniques and processes for modulating electric potential to alter chemical species for use in single electrode systems (i.e., for serial detection using flow cells )

     1.13 "MSD IMPROVEMENTS" shall mean any inventions or know-how developed by MSD based on any IGEN Confidential Information.

     1.14 "SCIENTIFIC ADVISORY BOARD" shall mean the committee of scientific advisors with appropriate expertise in the Diagnostic Field and Research Technologies to be designated by the Board of Managers of MSD.

2.   ORGANIZATION AND CAPITALIZATION OF MSD.

     2.1 LLC AGREEMENT: CERTIFICATE OF FORMATION. The Limited Liability Company Agreement (the "LLC Agreement") of MSD and the Certificate of Formation (the "Certificate") of MSD are attached as Exhibits B and C hereto, respectively.

     2.2 BOARD OF MANAGERS. For so long as this Agreement remains in effect, the Board of Managers of MSD shall consist of two persons, one of whom shall be designated by MST, and one of whom shall be designated by IGEN. MSD and each Member (for so long as such Member owns a Voting Interest in MSD) shall take or cause to be taken all such action (including, but not limited to, the voting of Voting Interests in MSD held by the Members (or the taking of action by consent with respect to such interests)) as may be required, from and after the date hereof:

          2.2.1 to establish and maintain the authorized size of the Board of Managers of MSD at two managers; to maintain the quorum requirements for actions of the Board of Managers at two managers; and to maintain the voting requirements for actions of the Board of Managers of MSD at a majority of Managers present at a meeting at which there is a quorum, except as provided otherwise in Section 2.2.6 hereof;

          2.2.2 so long as IGEN or any direct or indirect wholly-owned subsidiary holds any Voting Interest in MSD, to cause to be elected to the Board of Managers a designee of IGEN (the "IGEN Manager");

          2.2.3 so long as MST or any Affiliate holds any Voting Interest in MSD, to cause to be elected to the Board of Managers a designee of MST (the "MST Manager") ;

          2.2.4 to remove forthwith any IGEN Manager when and only when such removal is requested by IGEN; to remove forthwith any MST Manager when and only

                                      3.

when such removal is requested by MST, provided that the parties hereto have no right to remove any MST Manager or any IGEN Manager from the Board of Managers of MSD other than as set forth in this Section 2.2.4;

          2.2.5 in the case of death, resignation or removal as herein provided of such a manager of MSD, to elect (only in accordance with the procedures set forth in Sections 2.2.2, 2.2.3 and 2.2.4 above, and subject to Section 5.1.3 of the LLC Agreement) another manager nominated by MST or IGEN, depending upon which party designated the deceased, resigning or removed manager;

          2.2.6 to use reasonable efforts to prevent any action from being taken by the Board of Managers of MSD during the pendency of any vacancy due to death, resignation or removal of a manager, unless the party entitled to nominate a person to be elected to fill such vacancy shall have failed for a period of at least 20 days after notice of such vacancy to nominate such person; provided, however, that this Section 2.2.6 shall not apply to circumstances in which action must be taken by the Board of Managers to protect the rights and assets of MSD;

          2.2.7 to cause the Board of Managers of MSD to meet at least quarterly during the term of this Agreement; and

          2.2.8 to cause the LLC Agreement and the Certificate to be amended to the extent necessary to conform to, and to be consistent with, any amendments made to this Agreement.

     2.3 TECHNOLOGY CONTRIBUTIONS. Promptly following the execution of this Agreement, MST and MSD shall execute the MST/MSD License as a capital contribution of property to MSD. In consideration for the MST/MSD License, MST shall become a Class A Member of MSD.

     2.4   IGEN FINANCING.

          2.4.1 INITIAL IGEN CAPITAL CONTRIBUTION. IGEN shall fund the operations of MSD by making an initial capital contribution to MSD of $5,000,000 (the "Initial IGEN Capital Contribution"). The Initial IGEN Capital Contribution shall be divided into two contributions: (i) the Initial IGEN Class A Capital Contribution, and (ii) the Initial IGEN Class B Capital Contribution.

          (a) The Initial IGEN Capital Contribution shall be contributed by IGEN to MSD over time, on a quarterly basis (in advance), in accordance with the budget approved by the Board of Managers from time to time pursuant to Section
2.8 hereof. For purposes of determining the amount to be contributed, the budget shall be rounded up to the nearest $500 increment. After approval by the Board of Managers, MSD may require IGEN to accelerate

                                      4.

the Initial IGEN Capital Contribution in amounts in excess of such budget by giving IGEN three business days notice. In the event the Board of Managers has not approved a budget for a given quarter, IGEN shall contribute to MSD at the beginning of such quarter an amount equal to the greater of (i) the amount set forth in the most recently approved earlier budget, or (ii) the quotient obtained by dividing (x) the amount of the Initial IGEN Capital Contribution not previously contributed to MSD pursuant to this Section 2.4.1 by (y) the number of quarters remaining in the initial five (5) year term of this Agreement. In the event of a change of control of 30% or more of the voting capital stock of IGEN from the date hereof, or if Richard Massey ceases to be IGEN's representative on the Board of Managers of MSD, IGEN shall promptly pay to MSD any amount of the Initial IGEN Capital Contribution not previously paid to MSD.

          (b) For each $500 of the Initial IGEN Capital Contribution contributed, $1.00 shall be credited to IGEN's Class A Capital Account (the "Initial Class A Capital Contribution") and $499.00 shall be credited to IGEN's Class B Capital Account (the "Initial IGEN Class B Capital Contribution"). As of any date, IGEN's Class A membership interest shall be the quotient, expressed as a percentage, obtained by dividing the amount of the Initial IGEN Class A Capital Contribution credited to IGEN's Class A Capital Account as of such date by 20,000, and MST's Class A membership interest as of any date shall be the difference between such quotient, expressed as a percentage, and 100 percent (each, a "Percentage Interest"). Upon contribution of all of the Initial IGEN Capital Contribution, the Percentage Interest of each Member shall be 50%.

          (c) Notwithstanding any other provision in this Agreement, IGEN may, upon written notice to MST, contribute the remaining portion of the Initial IGEN Capital Contribution.

          2.4.2 ORGANIZATIONAL AND START-UP CAPITAL EXPENSES. IGEN shall fund the organizational and ongoing operating (non-Research Program) expenses of MSD (and, to the extent incurred in connection with services rendered on behalf of MSD, such expenses of any subcontractor of MSD retained by MSD pursuant to
Section 3.1 hereof), including reasonable travel and legal expenses, and startup capital expenses (including without limitation, the capital expenditures set forth on Schedule 2.4.2), all such expenses and expenditures to be subject to approval by the Board of Managers. Such amounts shall be funded by IGEN promptly upon the request of the Board of Managers. Such funding shall be treated as Class C capital contributions to MSD in exchange for IGEN becoming a Class C Member of MSD.

     2.5 ADDITIONAL FUNDING IF PRODUCT DEVELOPED. If MSD has developed a product prior to the expiration of the term of this Agreement or any extended term, then MSD shall from time to time prepare and submit to IGEN plans for the funding required to cover all costs of testing, manufacturing and marketing such product, including all approvals, and the operating expenses of MSD. MSD shall have the right to continue to seek funding from IGEN until such time as MSD shall have positive net income for two consecutive fiscal quarters as a result

                                      5.

of the sale or license of such product. IGEN shall, within 45 days of its receipt of each such plan, notify MSD as to whether IGEN agrees to provide funds in accordance with such plan. Such funding shall be treated as additional Class C capital contributions to MSD. In the event IGEN elects not to provide such funding, IGEN, MST and MSD shall work in good faith and use reasonable efforts to secure funding for such plan from third parties. If a definitive agreement regarding such funding has not been executed within 180 days after IGEN's receipt of such plan, MST shall have the right to terminate this Agreement and MSD and MST shall have the rights set forth in Section 8.5.3 hereto.

          2.5.1 DEVELOPED PRODUCT. For the purposes of this Agreement, a product shall be deemed to have been developed if (i) it is submitted for FDA approval, (ii) it is declared developed by the Board of Managers, or (iii) it has been developed sufficiently to be submitted for FDA approval, notwithstanding failure of MSD to do so.

     2.6 DISTRIBUTIONS. Except for distributions made in accordance with the LLC Agreement, MSD shall not make any distributions to its members without the unanimous consent of the Members.

     2.7  RESTRICTIONS ON MSD.

          2.7.1 During the term of this Agreement, MSD shall not, without the unanimous consent of the Members:

               (a) Issue any Voting Interest or admit any members;

               (b) Enter into any agreement with, make any payment to, or engage in any transaction with IGEN or MST, other than those expressly provided for herein; or

               (c) Amend or repeal any provision of, or add any provision to the LLC Agreement or the Certificate.

          2.7.2 MSD will not grant any sublicense on the License Technology (as defined in the MST/MSD License) or under the MST/MSD License without the prior written consent of MST in each case, which consent may be withheld by MST in each case in its sole discretion. A breach by MSD of this provision stall entitle MST to terminate the MST/MSD License upon notice by MST to MSD. If MST terminates the MST/MSD License due to a breach by MSD of this Section 2.7.2, the license granted pursuant to the MST/MSD License shall terminate immediately.

     2.8 BUDGET. Prior to the beginning of each fiscal year, the management of MSD shall prepare and submit to the Board of Managers a budget for that fiscal year, which budget shall be subject to unanimous approval of the Board of Managers. For each calendar quarter,

                                      6.

management shall submit a revised budget for the balance of such year, which revised budget shall also be subject to unanimous approval of the Board of Managers. Any changes to an approved budget, and any expenditures outside of the budget, must be approved in each case by unanimous vote of the Board of Managers. If the Board of Managers shall fail to approve a budget, the most recently approved earlier budget shall remain in effect until the Board of Managers approves a new budget.

3.   OPERATION OF MSD.

     3.1 BUSINESS OF THE JOINT VENTURE. The business of MSD shall be limited to the following:

          (i) to perform the obligations and exercise the rights of MSD under the Research Program;

          (ii) to conduct research and development for the purpose of developing products, processes and services utilizing the results of the Research Program in the Diagnostic Field; and

          (iii) to manufacture, market, and sell such products, processes and services in the Diagnostic Field, including, without limitation, the operation of businesses performing services utilizing the products and processes developed, and the storage and sale of information obtained from the provision of such services.

MSD shall engage in no other business without the written consent of both of the Members. MSD may contract with third parties for the performance of one or more of MSD's obligations under this Agreement, including without limitation, the conduct of the Research Program. Such third parties, may, but need not be, Affiliates of a Member, provided that any such agreement with an Affiliate of a Member must be approved by unanimous consent of the Board of Managers. In the event such a third party shall develop a product for MSD, MSD shall be deemed to have developed such product for purposes of this Agreement.

     3.2 PLACE OF BUSINESS. The principal place of business of MSD shall initially be located in Gaithersburg, Maryland at IGEN's facility. The Board of Managers may, at any time and from time to time, change the location of MSD's principal place of business or establish such additional place or places of business as the Board of Managers may from time to time deem appropriate.

     3.3 OPERATING PLAN. Promptly following commencement of the Research Program, and each year thereafter, the Board of Managers shall formulate and approve a business plan for the following twelve-month period and shall review the operations of MSD for the preceding twelve months and make such changes in the Research Program and the methods and plans of operation of MSD as the Board of Managers deems advisable.

                                      7.

     3.4   FISCAL YEAR.  The fiscal year of MSD shall be the calendar year.

     3.5 FACILITIES. During the term (including any extension of the term) of this Agreement (and for such additional period thereafter as is reasonably required to permit MSD to locate and move into alternative facilities without disrupting MSD's operations), IGEN shall provide MSD with office and laboratory facilities reasonably suitable for the conduct of the Research Program at IGEN's facility in Gaithersburg, Maryland (or such other IGEN facility as IGEN may occupy in place of the Gaithersburg, Maryland facility). IGEN shall be obligated to provide such facilities to MSD until MSD elects to move from such facilities. Such facilities shall also be available to any contractors of MSD for the conduct of the Research Program.

     3.6 RESEARCH PERSONNEL. At the request of MSD, IGEN shall make available to MSD (or, at MSD's instruction, a subcontractor of MSD) IGEN personnel reasonably necessary to permit MSD to conduct the Research Program (the "IGEN Research Personnel"). The IGEN Research Personnel shall keep track of their time spent working on the Research Program. The time of the IGEN Research Personnel spent working on the Research Program shall, at the option of the Board of Managers of MSD, be credited against either the Initial IGEN Capital Contribution, or credited as Class C capital contributions to MSD. In either case, the cost of the time of the IGEN Research Personnel shall be credited in an amount equal to IGEN's direct cost for such time (including all amounts in respect of salary and group insurance premiums, but not including any amount for stock options, bonus payments, or other amounts for overhead or other indirect costs). The IGEN Research Personnel shall, unless otherwise agreed by MSD and IGEN, devote themselves full-time to the conduct of the Research Program. The expense of consumable laboratory supplies used in the conduct of the Research Program shall be credited as Class C capital contributions to MSD. The cost of such supplies shall be credited in an amount equal to IGEN's direct cost of such supplies (not including any overhead or other indirect costs). IGEN hereby assigns to MSD all information inventions, improvements, compositions of matter, processes, material, data, drawings, and know-how, whether or not patented or patentable, developed by employees, consultants, contractors, or other personnel of IGEN, including, without limitation, the IGEN Research Personnel, related to the subject matter of the Research Program, or related to the Research Technologies (each a "Development") including, without limitation, Developments made prior to the date hereof. IGEN shall ensure that all such IGEN employees, consultants, contractors and other personnel, and the IGEN Research Personnel execute an agreement reasonably satisfactory to MSD in which each such person agrees to:

          (a) protect and maintain trade secrets or other Confidential Information (as defined in Section 5.1 hereof) received pursuant to, or arising out of, the Research Program;

          (b) report promptly to MSD (or a subcontractor of MSD) each Development and all other discoveries, inventions or improvements of whatever nature conceived

                                      8.

solely or jointly by him/her related to, or as a result of, or derived from the Research Program;

          (c) execute any and all papers or other documents necessary for the protection of any Development, including a written assignment thereof to MSD (or a subcontractor), as appropriate under this Section 3.6; and

          (d) cooperate with MSD (or a subcontractor) in the filing and prosecution of any patent applications.

IGEN assumes the risk of, and all responsibility for, the acts or omissions of its employees, consultants and other personnel in connection with the conduct of the Research Program and for the activities related to the Research Program carried on at IGEN's facilities, and shall defend, indemnify and hold MSD (and any subcontractor of MSD) harmless from and against any and all claims made against MSD (or any subcontractor of MSD) by IGEN personnel or third parties arising out of the conduct of the Research Program. IGEN will maintain in force adequate insurance to cover risk of liability resulting from the conduct of the Research Program.

     3.7 OTHER SERVICES AND SUPPORT. At the request of MSD, IGEN shall, to the extent practicable given IGEN's resources, provide MSD with such administrative and operating services as MSD shall reasonably require. IGEN shall supply such services at IGEN's direct cost for such services (including all amounts in respect of salary and group insurance premiums, but not including any amount for stock options, bonus payments, or other amounts for overhead or other indirect costs). Such services shall include, without limitation, accounting, financial management, human resources, legal, secretarial, regulatory compliance and maintenance services, and other similar services. IGEN's funding of such services shall be Class C capital contributions to MSD made in accordance with Section 2.4.2 of this Agreement.

     In addition, whenever MSD requires other services, facilities or materials, the Board of Managers shall determine whether such can be obtained from IGEN.
If IGEN, to the extent practicable given its resources, has the ability to supply the needed services, facilities or materials, it shall do so at its direct cost for such services (including all amounts in respect of salary and group insurance premiums, but not including any amount for stock options, bonus payments, or other amounts for overhead or other indirect costs). The value of any services and materials (but not facilities) that IGEN provides shall be treated as Class C capital contributions to MSD. Subject to the terms of the MST/MSD License, any such services contract shall provide that all results of such work, including all intellectual property rights, are owned by MSD, and shall be subject to approval by the Board of Managers.

     3.8 DISTRIBUTION. It is anticipated by the Members that MSD will be able to utilize the distribution network of IGEN. If MSD wishes to do so, IGEN will agree to distribute any
                                      9.

MSD product for a fee equal to [   *   ] of distributing such product.
Unless otherwise agreed in writing by MSD and IGEN, MSD shall retain ownership of any data or other information derived from the use of the MSD's products, processes or services. IGEN shall, however, be permitted to manufacture, market and sell, for research purposes only, a magnetic bead based 96 well micro-titer reader.

     3.9 PUBLICATION CONTROL. Because of issues related to the prosecution of the patent applications set forth on Exhibit A to the MST/MSD License, and to Jacob Wohlstadter's ("Wohlstadter") doctoral research, all publications that are based in whole or part on such patent application, the inventions disclosed therein, or the Research Program must be approved by Wohlstadter prior to submission for publication and shall list Wohlstadter as last author or, at Wohlstadter's election, first author when written by Wohlstadter. Any reduction to practice of inventions described in or arising from such patent application shall be under the direction and guidance of Wohlstadter.

     3.10 INTELLECTUAL EXCHANGE. Subject to the provisions of Section 5 hereof, all research and development activities, including all invention disclosures and patent applications, shall be disclosed to the Board of Managers as soon as practical, and MST and representatives of IGEN shall have the right to participate in scientific discussions with MSD research staff.

     3.11 EMPLOYMENT OF WOHLSTADTER. IGEN will repay to Wohlstadter his reasonable travel expenses, living expenses and other out-of-pocket expenses involved in providing technical assistance and guidance to the Research Program, and legal expenses in establishing and maintaining this Agreement and the relationship. All such expenses paid by IGEN, with the exception of legal and other expenses incurred prior to the date hereof, or incurred in establishing this Agreement, shall be Class C capital contributions to MSD made in accordance with Section 2.4.2 of this Agreement. In addition, upon the termination of Wohlstadter's Howard Hughes fellowship (or other graduate school support), MSD and Wohlstadter will enter into a written employment agreement (the "Employment Agreement") reasonably satisfactory to the Members and Wohlstadter setting forth the scope of Wohlstadter's responsibilities (including a provision concerning restrictions on Wohlstadter as specified in Section 4.1 hereof) providing that Wohlstadter's employment will commence June 1, 1996, at which time Wohlstadter will receive a bonus of $60,000, and providing for the payment of an annual salary at the rate set forth below:


     Commencement (June 1, 1996) - September 30, 1996      $ 75,000
     October 1, 1996 - September 30, 1997                  $ 85,000
     October 1, 1997 - September 30, 1998                  $ 95,000
     October 1, 1998 - September 30, 1999                  $105,000
     Thereafter                                            $115,000

The foregoing amounts may be adjusted by written agreement of MSD and Wohlstadter. Salary after the fifth year following the date hereof shall be as mutually agreed between MSD

                                      10.
                                                       [*Confidential Treatment]
and Wohlstadter, subject to a written employment agreement reasonably satisfactory to the Members and Wohlstadter setting forth the scope of Wohlstadter's responsibilities (including a provision concerning restrictions on Wohlstadter as specified in Section 4.1 hereof). The foregoing salary amounts shall be adjusted for inflation each year.

4.   FUTURE DEVELOPMENTS: COMPETITION: LICENSES.

     4.1   [   *   ] Except as provided below, and except for MSD's
right to contract with third parties for the performance of one or more of its obligations, MST and IGEN agree that MSD shall be their and Wohlstadter's
[   *   ] of conducting [   *   ] and making, using and selling [   *   ] and
neither MST, IGEN, nor Wohlstadter shall [   *   ] with respect to such
[   *   ] The Employment Agreement shall contain a provision whose effect shall be to restrict Wohlstadter as specified in the foregoing sentence. In addition, IGEN agrees that during the term of this Agreement, IGEN will not directly or indirectly develop, manufacture, market or sell, or allow IGEN's technology to be used to develop, manufacture, market or sell products, processes or services utilizing, or related to, the Research Technologies. MSD and IGEN shall work together, so far as is practicable, to manage the marketing of their respective products and processes in a complementary manner. Each of IGEN and MSD shall, prior to filing, disclose to the other the subject matter of patent applications or continuations in part filed after the date hereof that cover diagnostics for human, clinical, research, environmental, agricultural, veterinary, food testing, industrial or similar purposes. All such information shall be deemed to be "Confidential Information" (as such term is defined in Section 5.1 hereof) for purposes of this Agreement. Any Member and any Affiliate of any Member may engage in or possess any interest in other business ventures of any kind, nature or description, independently or with others, unless such ventures are in competition with MSD with respect to such products or processes. No party to this Agreement by virtue of this Agreement shall have any rights or obligations to such independent ventures or the income or profits or losses derived therefrom and the pursuit of such ventures shall not be deemed wrongful or improper. No Member or any Affiliate or any Member shall be obligated to present any particular business opportunity to MSD unless such opportunity is directly related to the business of MSD.

     4.2 IGEN DEVELOPMENTS. Promptly following the execution of this Agreement, IGEN and MSD shall execute the IGEN/MSD License Agreement which agreement shall be in the form of Exhibit E.

     4.3 MSD DEVELOPMENTS. Subject to the terms of this Agreement and the MST/MSD License, MSD shall be the sole and exclusive owner of all inventions, concepts, know-how and technology developed by it, and of all patent applications, patents and copyrights thereon.


                                      11.
                                                      [* Confidential Treatment]

          4.3.1 LICENSE TO IGEN OF ECL IMPROVEMENTS. In the event that, during the course of performing the Research Program, MSD develops ECL Improvements, or MSD Improvements, MSD hereby grants to IGEN an exclusive, worldwide, royalty-free license to such improvement for use in the Diagnostic Field, provided, however, that IGEN may not make, use or sell products, processes or services utilizing such improvements if doing so would violate the provisions of Section 4.1.

          4.3.2 ROYALTIES. In the event IGEN ceases to be a Class A Member of MSD, then IGEN shall pay to MST a royalty of 3% of Net Sales of MSD Products. Such amounts shall be paid to MST within 60 days of the end of the quarter in which the sale giving rise to such royalty occurred. Royalty payments shall be made after deducting any withholding amounts required to be paid in connection with the payment of such royalty. The royalty obligation set forth above shall terminate on a country-by-country, product-by-product basis upon the expiration of the last to expire of the patents in a given country that would be infringed by the sale of such MSD Product in such country absent a license to such patent from MST. IGEN shall be under no obligation to sell any MSD Products.

     4.4 RIGHT OF NEGOTIATION. In the event that MST desires to grant a license with respect to the Licensed Technology for a use outside the Diagnostic Field, the Board of Managers of MSD, with the MST Manager abstaining from voting, shall have thirty (30) days in which to notify MST that MSD wishes to negotiate for such license. If within such period MSD provides notice that it does wish to negotiate for such license, the parties shall promptly commence exclusive negotiations in good faith. If the parties are unable to conclude such a license within ninety (90) days, or if MSD has notified MST that it no longer wishes such a license, or if MSD has failed to respond within the initial thirty (30) day period, MST shall be free to negotiate and conclude a license for such field with any other person.

5.   CONFIDENTIALITY.

     5.1 CONFIDENTIAL INFORMATION. "Confidential Information" shall mean any and all information disclosed by any party hereto to another in accordance with the terms hereof or pursuant to the MST/MSD License Agreement, the IGEN/MSD License Agreement, or the MSD/MST Sublicense Agreement of even date herewith among the parties hereto, including any and all patent applications and any and all information concerning the distribution network of IGEN (specified in Section 3.8 hereto). Confidential Information may include information disclosed in writing, orally or through inspection of facilities or products of a party. Confidential Information disclosed in written or photographic form or on magnetic or other media shall be clearly and conspicuously marked as "confidential" or "proprietary" information. Any proprietary disclosure, if made orally, shall be promptly confirmed in writing by the disclosing party and identified as proprietary information by the disclosing party, if the disclosing party wishes to keep such information confidential.


                                      12.

     5.2 TERM OF CONFIDENTIALITY. During the term of this Agreement and thereafter, for ten (10) years after the termination or expiration of this Agreement, each of the parties shall hold confidential the Confidential Information of the other parties and shall not disclose it to any third party, without prior written consent of the party owning such Confidential Information. Where Confidential Information of IGEN, MST or MSD is disclosed between the parties, the receiving party may not disclose such Confidential Information to any other party, without the consent of the disclosing party, except as necessary for the performance of this Agreement.

     5.3 USE OF CONFIDENTIAL INFORMATION. Each party may use the Confidential Information of another party disclosed to it only for the purposes authorized by this Agreement or the MST/MSD License; provided, however, subject to Board of Managers' approval, that limited disclosure may be made for sales, assignments or transfers under Section 6.1 hereof. No party may use the Confidential Information of another party in any patent application or similar document, without the express written consent of the disclosing party. The obligation of confidentiality shall survive for ten (10) years following termination of this Agreement.

     5.4 EXCEPTIONS. The foregoing restrictions in Sections 5.1, 5.2 and 5.3 hereof shall not apply to:

          (a) information which, at the time of disclosure, is in the public domain;

          (b) information which, after disclosure, becomes part of the public domain by publication or otherwise, other than by a breach of this Agreement;

          (c) information which a party receiving such information from another party (the "Receiving Party") can establish by written documentation was in its possession at the time of disclosure by the transmitting party (the "Disclosing Party");

          (d) information which the Receiving Party can establish it received from a third party who has the right to disclose it; and

          (e) information which the Receiving Party is obligated to disclose by law or in legal proceedings; provided, however, that the Receiving Party shall provide prompt notice of any need to make such disclosure and cooperate with the Disclosing Party in obtaining available protective orders, if any, relating thereto.

     5.5 MST PUBLICATION RIGHTS. MST (or Wohlstadter) may publish results of research performed under this Agreement and otherwise relating to the Research Program. MST shall first give MSD and IGEN notice of its or Wohlstadter's intention to publish such results, and a reasonable period (not to exceed 60 days) to prepare and file a patent application thereon.


6.   RIGHTS AND OBLIGATIONS REGARDING MSD MEMBERSHIP INTERESTS.


                                      13.

     6.1 RESTRICTION ON RESALE. Unless otherwise unanimously agreed to in writing by the Members, or as otherwise required by this Agreement, no party to this Agreement may resell, assign, transfer, mortgage or otherwise encumber any interest as a member of MSD or other interest in MSD held by such Member.

7.   DISPUTE RESOLUTION.

     7.1 BUSINESS DECISIONS AND DISAGREEMENTS. In the event that the Board of Managers are unable to agree upon or resolve a dispute concerning the Research Program or the operating plan (specified in Section 3.3 hereof), the Board of Managers shall consult with the Scientific Advisory Board of MSD, or other advisors familiar with the technical aspects of the Research Program in order to resolve such dispute.

     7.2 DISPUTES CONCERNING CONTRACTUAL OBLIGATIONS. Upon execution of this Agreement, each party hereby designates the person listed opposite its name to act as its representative who shall have the initial responsibility for discharging or causing to be discharged the responsibility of that party for the performance of this Agreement:

          Party      Representative
          -----      --------------

          MSD:      Chief Executive Officer
          IGEN:     Richard J. Massey
          MST:      Jacob Wohlstadter

     In the event that any dispute arising out of, or related to this Agreement (except for any dispute concerning the Research Program or operating plan resolved pursuant to Section 7.1 hereof), or the breach, termination or validity hereof, cannot be resolved by the representatives of the parties, such dispute may be referred by either party for resolution by final and binding arbitration conducted in Washington, D.C., by an arbitrator mutually agreeable to each of the Members or, in the event the parties cannot agree on a single arbitrator, by three arbitrators, selected as stated below, under the patent arbitration rules of the American Arbitration Association then in effect. Arbitration of any such issue may be commenced by written notice from one party to the other designating the arbitrator selected by the party giving such notice. The party receiving such written notice shall within sixty (60) days designate a second arbitrator and the two arbitrators together shall mutually select a neutral third arbitrator. Each arbitration shall be conducted at a site selected by the three arbitrators. The arbitrators shall have no power to add to, subtract from or modify any of the terms or conditions of this Agreement. The arbitrators shall render their decision in writing within sixty (60) days of the hearing and shall provide the bases on which they reached their decision. Any award rendered in such arbitration may be enforced by either party in any court or forum (state or federal) having jurisdiction, to whose jurisdiction for such purposes each Stockholder hereby irrevocably consents and submits.

                                      14.

8.   TERM AND TERMINATION.

     8.1 TERM. Except as otherwise agreed by the Members, and unless a product has been developed by such date, the term of this Agreement shall expire on the earlier of the fifth anniversary of the date of this Agreement, or such time as MSD shall be unable to continue operations as a result of a lack of funds.

     8.2 EXTENSION OF TERM. If no product has been developed by the time this Agreement is set to expire as determined pursuant to Section 8.1 above, MSD shall prepare and submit to IGEN a written research plan and budget (the "Additional Research Budget") for the conduct of additional research. IGEN shall, within 90 days of IGEN's receipt of the Additional Research Budget, determine whether to extend the term of this Agreement and provide the funding specified in the Additional Research Budget. If IGEN elects to provide such funding, such funding shall be in the form of a Class C capital contribution in MSD. In the event IGEN elects not to fund such additional research, IGEN, MST and MSD shall work in good faith and shall use reasonable efforts to secure third-party funding of the Additional Research Budget. In the event a definitive agreement has not been executed within 180 days of IGEN's receipt of the Additional Research Budget providing for funding as set forth in the Additional Research Budget, this Agreement shall expire, and MST and MSD shall have the rights set forth in Section 8.5.3. MST agrees not to block any such extension of the term of this Agreement as a member of the Board of Managers.
If no product has been developed during any such extended term, this Agreement shall terminate upon the expiration of such extended term.

     8.3 TERMINATION BY AGREEMENT. This Agreement may be terminated at any time by the unanimous written agreement of the Members.

     8.4 TERMINATION FOR BREACH. MST may terminate this Agreement if IGEN shall have defaulted on its obligations to fund the Research Program pursuant to
Section 2.4 hereof or if IGEN shall have materially defaulted on its obligations pursuant to Section 3.5 or 3.6 hereof, and any default under this Section 8.4 shall continue for thirty (30) days following written notice thereof to two officers of IGEN from MST.

     8.5   CONSEQUENCES OF TERMINATION.

          8.5.1  In the event that this Agreement is terminated pursuant to
Section 8.3, the parties shall agree on the consequences of such termination.

          8.5.2  In the event that MST terminates this Agreement pursuant to
Section 8.4, MST shall have the right to purchase all of IGEN's interest as a Class A member of MSD at a price of $10,000, and to purchase all of IGEN's interest as a Class B and Class C Member of MSD at a price of $1.00. In such event, IGEN hereby consents to such sale as a Member of MSD. Upon termination of this Agreement by MST

                                      15.

pursuant to Section 8.4, the MST/MSD License shall terminate immediately and the license granted to MSD therein shall also immediately terminate.

          8.5.3 In the event that this Agreement expires as provided in Section 8.1, and it is not extended as provided in Section 8.2, or in the event that this Agreement is extended, but upon the expiration of the extended term, is not further extended, or if MST elects pursuant to Section 2.5 to terminate this Agreement, then MSD and MST shall jointly have the right to purchase all of IGEN's interest as a Class A Member, Class B Member and Class C Member of MSD by paying to IGEN an amount equal to (1) the difference, if any, between (i) the amount of the Initial IGEN Capital Contribution previously paid to MSD, and (ii) the aggregate amount of Net Profits (as defined in the LLC Agreement) distributed to IGEN as of such expiration or termination of this Agreement and
(2) the sum of (i) the Adjusted Cumulative Class C Capital Contributions (as such term is defined in the LLC Agreement) plus (ii) the Preferred Return Amounts (as such term is defined in the LLC Agreement) still outstanding. Such amount shall be paid to IGEN not later than the date such amount would have been paid to IGEN under the terms of the LLC Agreement. Upon payment of such amount, IGEN shall cease to be a Class A, Class B and Class C Member of MSD. In such event, IGEN hereby consents to such sale as a Member of MSD.

          8.5.4 In the event that MST does not exercise its rights under Section 8.5.2, or MSD and MST do not exercise their rights under Section 8.5.3, then MSD shall be liquidated and any proceeds remaining following payment or provision for liabilities shall be distributed to the Members of MSD in accordance with the LLC Agreement and the Certificate, as then in effect.

          8.5.5 In the event that MST exercises its rights under Section 8.5.2 or MSD or MST exercises its rights under Section 8.5.3, IGEN hereby agrees to
(i) remove from the Board of Managers its designee and elect a second designee of MST, (ii) vote all of its Voting Interest in the manner requested by MST, provided that in the case of the exercise by MSD or MST of its rights under
Section 8.5.3, IGEN shall not be obligated to vote in favor of any amendment to the LLC Agreement that would diminish IGEN's priority position with respect to the payment to IGEN of Net Profits of MSD, and (iii) otherwise provide reasonable cooperation and provide such consents (including the execution of such amendments to this Agreement and other documents as may be reasonably required) to permit MSD to raise additional capital.

9.   REPRESENTATIONS.

     9.1 AUTHORIZATION. Each of IGEN and MST represents to the other parties that it has the power and authority to enter into this Agreement (including all Exhibits) and to perform its obligations hereunder, and that the execution, delivery and performance hereof has been duly and validly authorized.


                                      16.

     9.2 NO BREACH. Each party hereby severally represents to all other parties that its entry into and performance under this Agreement (including all Exhibits) will not constitute a breach of any agreement or duty to or by which such party is bound, and will not violate any law or governmental regulation applicable to such party.


10.  MISCELLANEOUS PROVISIONS.

     10.1 This Agreement may not be assigned by any party without the prior written consent of the Members. The rights of any party hereunder shall not extend to any party purchasing or otherwise acquiring any Voting Interest, or other economic interests in MSD from such party, unless and to the extent agreed to by the Members.

     10.2 If any provision or provisions of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provision(s) shall not be affected.

     10.3 As this Agreement relates to the governance and internal affairs of a Delaware limited liability company and relations among its members, this Agreement shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws.

     10.4 No delay or failure by any party in exercising any rights hereunder shall be deemed to constitute a waiver of such rights or any other rights hereunder.

     10.5 All notices, requests, consents, demands or communications called for under this Agreement shall be in writing and shall be personally delivered, mailed, postage prepaid, telecopied or telegraphed as follows:

          (a)  If to MSD to:

                    MESO SCALE DIAGNOSTICS, LLC.
                    16020 Industrial Drive
                    Gaithersburg, MD 20877
                    Attn: President
                    Facsimile: (301) 208-3799


                                      17.

          (b)  If to IGEN:

                    IGEN, Inc.
                    16020 Industrial Drive
                    Gaithersburg, MD 20877
                    Attn: Richard J. Massey, Ph.D.
                    Facsimile: (301) 230-0158


               with a copy to:

                    Wilmer, Cutler & Pickering
                    2445 M Street, N.W.
                    Washington, D.C. 20037
                    Attn: Stephen P. Doyle, Esq.
                    Facsimile: (202) 663-6363


          (c)  If to MST to:

                    MESO SCALE TECHNOLOGIES, LLC.
                    9919 Gable Ridge Terrace, Apt. G
                    Rockville, MD 20850
                    Attn: Jacob Wohlstadter
                    Facsimile: (617) 354-1912

               with a copy to:

                    Ropes & Gray
                    One International Place
                    Boston, MA 02110
                    Attn: Gregory E. Moore
                    Facsimile: (617) 951-7050

or such other address as may be furnished in writing to the parties hereto. All such notices, requests, demands and other communications shall, when mailed (registered or certified mail, return receipt requested, postage prepaid), personally delivered, or telegraphed, be effective four days after deposit in the mails, when personally delivered, or when delivered to the telegraph company, respectively addressed as aforesaid, unless otherwise provided herein and, when telecopied, shall be effective upon actual receipt in legible form by the recipient at such address and when the recipient has been requested to acknowledge receipt of the entire telecopier transmission upon the sending or receiving of the acknowledgment of receipt (which acknowledgment the recipient will promptly give.)

                                      18.

     10.6 This Agreement may not be modified or amended, altered or changed except by written agreement signed by the parties against whom such change is asserted.

     10.7 The provisions of Sections 4.2, 4.3, 5, 6, 7, 8, 9, and 10 shall survive termination of this Agreement for any reason.

     10.8 This Agreement includes the following Exhibits, each of which constitutes an integral component part of this Agreement and which must be attached before this Agreement shall become effective:

          Exhibit A Research Outline
          Exhibit B MSD Limited Liability Company Agreement
          Exhibit C MSD Certificate of Formation
          Exhibit D MST/MSD License Agreement
          Exhibit E IGEN/MSD License Agreement

     10.9 This Agreement, including all Exhibits hereto, constitutes the entire agreement among the parties with respect to the financing and operation of MSD and supersedes all prior written or oral communications and agreements with respect to the financing and operation of MSD among the parties and any employee or agent thereof, all of which are hereby terminated.

     10.10 This Agreement may be executed in one or more counterparts, each of which shall be an original but all of which shall together constitute a single agreement.

     10.11 Each party hereto agrees not to disclose the terms and conditions of this Agreement or documents issued hereunder, except as may be required by law or government rule or regulation, and except to third parties as may be required for financing purposes (such third parties being required to hold such facts and terms and conditions in confidence), without the express written consent of the Members .

     10.12 This joint venture and this Agreement entered into by the parties does not constitute a partnership under Title 6, Chapter 15 of the Delaware Code or a limited partnership under Title 6, Chapter 17 of the Delaware Code (but does constitute a limited liability company under Title 6, chapter 18 of the Delaware Code) and no party has the power or authority to bind any other party or to incur any liabilities on any other party's behalf.

                  [Remainder of Page Intentionally Left Blank]


                                      19.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

MESO SCALE DIAGNOSTICS, LLC.              IGEN, INC.



By:    /s/ Jacob Wohlstadter              By:     /s/ Richard Massey
   ------------------------------            ------------------------------
Name:     Jacob Wohlstadter                  Name:      Richard Massey
Title:    President                          Title:     President



                                          MESO SCALE TECHNOLOGIES, LLC.



                                          By: /s/ Jacob Wohlstadter
                                             ------------------------------
                                             Name:     Jacob Wohlstadter
                                             Title:    President



                                      20.

                                LIST OF EXHIBITS


Exhibit A:   Research Outline

Exhibit B:   Limited Liability Company Agreement

Exhibit C:   Certificate of Formation

Exhibit D:   MST/MSD License

Exhibit E:   IGEN/MSD License Agreement

                                      21.

                                   EXHIBIT A

                                RESEARCH OUTLINE


     The research will be conducted under the direction and guidance of Wohlstadter. The Research initially shall be directed at the use in diagnostic procedures, including diagnostic procedures utilizing electrochemiluminescent ("ECL") technology, of (i) the [ * ] disclosed in United States Patent Application Serial No. [ * ] and (ii) [ * ] and [ * ] the [ * ] and/or [ * ] (e.g., through [ * ] and [ * ] and [ * ] (e.g., through [ * ] and [ * ] and
(iii) [ * ] (e.g., [ * ] The foregoing specifically includes, but is not limited to, [ * ] (e.g., [ * ] and/or [ * ] and [ * ] and/or [ * ] as well as the use of [ * ] and/or [ * ] of an [ * ] in the [ * ] (e.g., [ * ]

                                      22.
                                                       [*Confidential Treatment]